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Exhibit 5.1

October 29, 2026
Polaris Inc.
2100 Highway 55
Medina, MN 55340
Re:    Registration Statement on Form S-8 Filed by Polaris Inc.
Ladies and Gentlemen:
We have acted as counsel for Polaris Inc., a Delaware corporation (the “Company”), in connection with the registration of 500,000 shares (the “Shares”) of common stock, par value $.01 per share, of the Company that may be issued or delivered and sold pursuant to the Polaris Supplemental Retirement/Savings Plan, as amended and restated effective October 28, 2026 (the “Plan”). In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.The Shares that may be issued or delivered and sold pursuant to the Plan will be, when issued or delivered and sold in accordance with the Plan, validly issued, fully paid and nonassessable.

2. The provisions of the written Plan documents comply with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

The opinion set forth in paragraph 2 above applies only as to the form of the written Plan documents, and for purposes of such opinion we have assumed that the employees and other persons who are eligible to participate in the Plan constitute a select group of management or highly compensated employees for purposes of ERISA. Accordingly, but without limitation of the previous sentence, we express no opinion as to whether the employees and other persons who are eligible to participate in the Plan constitute a select group of management or highly compensated employees or whether the Plan will be considered "funded" for purposes of ERISA, which are factual issues depending on the facts and circumstances in existence from time to time.

The opinion set forth in paragraph 1 above is limited to the General Corporation Law of the State of Delaware, as currently in effect, and the opinion set forth in paragraph 2 above is limited to ERISA, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed in this paragraph. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plan will be in full force and effect at all times at which such Shares are issued or delivered or sold by the Company, and that the Company will take no action inconsistent with such resolutions.

Polaris Inc.
October 29, 2026

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day